EXHIBIT 99.3

FORM OF ELECTION

      PLEASE REFER TO THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS FOR AN EXPLANATION OF THE TERMS OF THE ELECTION.

      GUIDE TO FORM OF ELECTION (LOCATED ON THE NEXT PAGE)

(1) Please print the number of West Metro Shares in which you are making an election.

(2) The Social Security Number or Taxpayer ID Number as listed on your account. Please verify that this is your correct Social Security Number or Taxpayer ID Number. If your Social Security Number or Taxpayer ID Number is incorrect, please print the correct number in the area provided.

      CHOOSE ONE OF THE FOLLOWING ELECTIONS (BOX 3, 4 OR 5):

(3) If you mark this box, you are electing stock consideration for all of your West Metro Shares, subject to possible proration as described in the accompanying Proxy Statement-Prospectus.

(4) If you mark this box, you are electing cash consideration for all of your West Metro Shares, subject to possible proration as described in the accompanying Proxy Statement-Prospectus.

(5) If you mark this box, you are electing a combination of stock consideration and cash consideration, subject to possible proration as described in the accompanying Proxy Statement-Prospectus. Please insert the number of West Metro Shares tendered herewith for which you are electing stock consideration, subject to possible proration. Cash consideration, subject to possible proration, will automatically be elected for the remainder of your West Metro Shares.

      ALSO:

(6) All registered owners, as shown on the Form of Election, must sign the Form of Election.

(7) Please give us your daytime and/or evening telephone number in case we need to contact you.

      WE MUST RECEIVE A PROPERLY COMPLETED FORM OF ELECTION AND ANY OTHER REQUIRED DOCUMENTS AT ONE OF THE ADDRESSES BELOW BEFORE THE CLOSE OF BUSINESS, THREE DAYS PRIOR TO THE CLOSING OF THE MERGER.

      MAILING ADDRESSES:

BY MAIL: (First Class, Registered or Certified)	BY OVERNIGHT COURIER: (FedEx, Airborne, UPS, DHL, USPS Express Mail)	BY HAND:

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      DELIVERY OF THE FORM OF ELECTION TO AN ADDRESS OTHER THAN THOSE SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

      FOR MORE INFORMATION, PLEASE CALL                        , WEST METRO FINANCIAL SERVICES, INC.,

      YOUR ACCOUNT INFORMATION:

(1) Number of West Metro Shares:

(2) Taxpayer ID No.:

      YOU MUST MARK EITHER BOX (3), (4) OR (5) TO PARTICIPATE IN THE ELECTION.

(3)[ ] Mark this box for Stock Consideration for all of your West Metro Shares subject to possible proration.

      OR

(4)[ ] Mark this box for Cash Consideration for all of your West Metro Shares subject to possible proration.

      OR

(5)[ ] Mark this box for a combination of Stock Consideration and Cash Consideration. Insert the number of West Metro Shares for which you elect Stock Consideration subject to possible proration:

(6) Signature of Owner

Signature of Co-Owner, if any

(7) Telephone Number:

DETACH FORM BEFORE MAILING

INSTRUCTIONS FOR COMPLETING THE FORM OF ELECTION

      These instructions are for the accompanying Form of Election for the shares of common stock of West Metro Financial Services, Inc. (“West Metro Shares”). All elections are subject to the terms of the merger agreement that was furnished to shareholders as part of the proxy statement-prospectus dated [                  ], 2005.

      As described in the proxy statement-prospectus, we cannot guarantee that you will receive the form of payment that you elect. It is very important that you complete, sign and return the Form of Election to [                  ], the Exchange Agent, before the close of business, three business days prior to the effective date of the merger. Please use the enclosed envelope, addressed to the Exchange Agent, to return the Form of Election.

      Any disputes regarding your election or the elections made by other West Metro shareholders will be resolved by First Horizon National Corporation (“First Horizon”), whose decision will be final for all parties concerned. The Exchange Agent has the absolute right to reject any and all Forms of Election which it determines are not in proper form or to waive defects in any form. Surrenders of certificates will not be effective until all defects or irregularities that have not been waived by the Exchange Agent have been corrected. Please return your Form of Election promptly to allow sufficient time to correct any possible deficiencies before the Election Deadline.

SHARES HELD BY A BROKER, BANK OR OTHER NOMINEE; BOOK-ENTRY TRANSFER

      If some of your shares are held in “street name” by a broker, bank or other nominee, please contact your broker, bank or other nominee for instructions on what to do with those shares, and follow those instructions. These shares may be eligible for book-entry transfer from your broker, bank or other nominee to the account of the Exchange Agent. These instructions may require that you and your broker, bank or other nominee complete and deliver to the Exchange Agent the enclosed Notice of Guaranteed Delivery, along with a duly executed Form of Election. In completing the Notice of Guaranteed Delivery, you or your broker, bank or other nominee should check the applicable box on the Notice of Guaranteed Delivery to indicate that the shares will be tendered by book-entry transfer, and provide the DTC Account Number and Transaction Code Number in the applicable spaces.

ACCOUNT INFORMATION

      The front of the Form of Election shows the registration of your account and the number of shares owned by you as reflected on the records of West Metro at the time of mailing these instructions.

      Mark through any incorrect address information that is printed in this area on the Form of Election. Clearly print your correct address in the space beside the printed information.

      If you are a trustee, executor, administrator or someone who is acting on behalf of a shareholder and your name is not printed on the Form of Election, you must include your full title and send us proper evidence of your authority to submit the form to exchange the West Metro Shares.

ELECTION OPTIONS AND REQUIRED SIGNATURES

      The terms of the merger agreement allow you to choose the form of consideration you receive in exchange for your West Metro Shares. However, as explained in the proxy statement-prospectus, we cannot guarantee that you will receive the form of merger consideration that you elect. Shareholders receiving any First Horizon common stock as consideration in the merger will receive cash in lieu of any fractional shares of First Horizon common stock. For more information, please refer to the proxy statement-prospectus dated [                  ], 2005.

      Payment Options

      Select from the following options:

•	Stock consideration, subject to possible proration
•	Cash consideration, subject to possible proration
•	Stock consideration, subject to possible proration, for the number of shares designated by you as being tendered in the space provided on the Form of Election, and cash consideration, subject to possible proration, for the remainder of your shares tendered.

      If you fail to submit a properly completed Form of Election prior to the Election Deadline, you will be deemed not to have made an election. As a non-electing holder, you will be paid cash consideration for 37.5% of your West Metro shares and stock consideration for 62.5% of your West Metro shares, unless the ratio is required to be adjusted in order to ensure that the minimum aggregate cash consideration is $11 million and the maximum aggregate cash consideration is $13 million.

ALL SHAREHOLDERS LISTED ON THE ACCOUNT MUST SIGN THE FORM OF ELECTION.

      Please be sure to include your daytime telephone number.